Denise Williams Joins Alight, Inc. Board of Directors

Lincolnshire, Ill. – February 2, 2023 - Alight, Inc. (NYSE: ALIT), a leading cloud-based human capital technology and services provider, today announced that Denise Williams will join its Board of Directors (the “Board”), effective February 3, 2023. The Board elected Ms. Williams to be a director on February 2, 2023. Ms. Williams currently serves as chief people officer at FIS, a global leader in financial services technology.

With more than 25 years of experience, Ms. Williams has held human resources leadership roles across numerous market-leading organizations. Before joining FIS in 2016, Ms. Williams spent 15 years leading global human resources support teams at IBM, most recently serving as vice president of Human Resources, IBM North America. Ms. Williams previously held human resources roles at Alliance Bernstein, First Data, Avis and Coopers & Lybrand.

“As a seasoned human resources leader, Denise is uniquely qualified to provide Alight’s management team with insights and perspective as a key target buyer for Alight’s products, as well as advise Alight on its own people agenda,” said William P. Foley, chairman of Alight, Inc. “The Board will benefit greatly from Denise’s skillset, which will be particularly valuable as Alight continues to navigate its transformation centered on changing the employee experience through its platform and services.”

Ms. Williams earned her bachelor's degree from SUNY Albany and is a current member of organizations including the Human Resources Policy Association and the Center on Executive Compensation.

Alight intends to further expand the number of independent directors on its Board in the coming quarters.

About Alight Solutions

Alight is a leading cloud-based human capital technology and services provider that powers confident health, wealth, and wellbeing decisions for 36 million people and dependents. Our Alight Worklife® platform combines data and analytics with a simple, seamless user experience. Supported by our global delivery capabilities, Alight Worklife is transforming the employee experience for people around the world. With personalized, data-driven health, wealth, pay and wellbeing insights, Alight brings people the security of better outcomes and peace of mind throughout life’s big moments and most important decisions. Learn how Alight unlocks growth for organizations of all sizes at alight.com.

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